Exhibit 99.1

NASDAQ: INM Suite 310-815 W. Hastings St. Vancouver, BC, Canada V6C 1B4 Tel: +1.604.669.7207 Email: info@inmedpharma.com www.inmedpharma.com

InMed Pharmaceuticals Reports First Quarter Fiscal 2023 Financial Results and Provides Business Update

Vancouver, BC – November 11, 2022 – InMed Pharmaceuticals Inc. (“InMed” or the “Company”) (Nasdaq: INM), a leader in the pharmaceutical research, development and manufacturing of rare cannabinoids and cannabinoid analogs, today reported financial results for the first quarter of fiscal year 2023, ended September 30, 2022.

The Company’s condensed financial statements and related MD&A for the first quarter of fiscal year 2023, ended September 30, 2022 will be available at www.inmedpharma.com and at www.sedar.com.

Eric A. Adams, InMed CEO, states, “In the first quarter of our new fiscal year, we continue to strengthen our pharmaceutical pipeline in dermatology, ocular and neurodegenerative diseases, as well as continue to screen our library of proprietary analogs for additional therapeutic candidates. Throughout the remainder of the year and into calendar year 2023, we have many milestones to look forward to in our clinical and preclinical programs, including the completion of our Phase 2 clinical trial in epidermolysis bullosa as well as advancing our glaucoma program towards human trials.”

Business Update

Pharmaceutical Development Programs

INM-755 for the treatment of Epidermolysis Bullosa (“EB”)

Enrollment and patient treatment in the Company’s Phase 2 clinical trial, 755-201-EB, has continued through the first quarter and is expected to complete during calendar year 2022.

InMed’s Phase 2 clinical trial now has all 11 clinical trial sites fully activated to screen and enroll patients. The clinical trial is taking place in seven countries (Austria, Germany, Greece, France, Italy, Israel and Spain).

InMed is evaluating the safety of INM-755 (cannabinol) cream and its preliminary efficacy in treating symptoms and wound healing in persons with EB over a 28-day treatment period. This study marks the first time cannabinol (“CBN”) has advanced to a Phase 2 clinical trial to be investigated as a therapeutic option to treat a disease.

INM-088 for the treatment of glaucoma

The Company continues to do necessary preclinical work including toxicology and GLP studies in advance of human clinical trials.

Earlier in the year, the Company completed a pre-Investigational New Drug (“pIND”) application discussion with the U.S. Food and Drug Administration (“FDA”) regarding manufacturing, preclinical studies and early clinical development plans for INM-088, a CBN formulation in development for glaucoma. The Company gained alignment with FDA on the design of the initial Phase 1-2 clinical trial to gather preliminary data on the safety and efficacy of INM-088 treatment.

InMed data suggest CBN is the cannabinoid of choice for neuroprotection and lowering intraocular pressure in glaucoma and potentially other ocular diseases.

New cannabinoid analogs for the treatment of neurodegenerative diseases

The Company continues to advance discovery work to identify an appropriate compound for a preclinical development program for treating neurodegenerative disorders such as Alzheimer’s disease, Parkinson’s disease and Huntington’s disease.

The Company remains focused on the generation of proprietary cannabinoid analogs to support its pharmaceutical drug development programs. As these novel cannabinoid analogs are patentable, they protect the long-term research investment and commercial opportunities.

BayMedica commercial activities

BayMedica commercial activities remain steady as the Company continues to work through existing inventories as a B2B supplier of rare cannabinoids to the health and wellness market. The Company continues to explore potential opportunities for structured supply agreements, commercial collaborations and review other strategic alternatives for the commercial aspect of its business.

Financial and Operational Highlights:

For the three months ended September 30, 2022, the Company recorded a net loss of $3.5 million, or $4.06 per share, compared with a net loss of $3.0 million, or $6.17 per share, for the three months ended September 30, 2021.

Research and development expenses were $1.4 million for the three months ended September 30, 2022, compared with $1.5 million for the three months ended September 30, 2021. The decrease in research and development and patents expenses was primarily due to decreased activities related to the INM-755 Phase 2 clinical trials which were offset by the inclusion of BayMedica operating results following the acquisition date.

The Company incurred general and administrative expenses of $1.6 million for the three months ended September 30, 2022, compared with $1.4 million for the three months ended September 30, 2021. The increase is due to the inclusion of BayMedica operating results following the acquisition date.

The Company realized sales of $0.3 million in our BayMedica segment for the for the three months ended September 30, 2022, the result of the manufacturing and sale of bulk rare cannabinoid products following the acquisition of BayMedica in October 2021. As the period ended September 30, 2021 predated the acquisition of BayMedica, there are no comparable revenues in 2021.

At September 30, 2022, the Company’s cash, cash equivalents and short-term investments were $9.4 million, which compares to $6.2 million at June 30, 2022. On September 13, 2022, the Company closed a $6.0 million private placement with two healthcare-focused institutional investors. Based on the current forecast, which is subject to potential revisions in the future, the Company’s cash reserves are estimated to last into the second half of fiscal 2023, and possibly into the first quarter of fiscal 2024 (being the third calendar quarter of 2023), depending on the level and timing of realizing revenues from the sale of BayMedica inventory as well as the level and timing of the Company’s operating expenses.

As a result of the decision to de-emphasize the commercial business due to lower demand outlook and downward pricing pressure, the Company incurred a write-down of inventories to net realizable value of $0.6 million during the period ended September 30, 2022.

At September 30, 2022, the Company’s total issued and outstanding shares were 908,766, or 1,510,011 including all outstanding pre-funded warrants which are considered common share equivalents. During the three months ending September 30, 2021, including the pre-funded warrants, the weighted average number of common shares was 865,619, which is used for the calculation of loss per share for the interim period.

Table 1: Condensed Consolidated Interim Balance Sheets:

InMed Pharmaceuticals Inc.

CONDENSED CONSOLIDATED INTERIM BALANCE SHEETS (unaudited)

As at September 30, 2022 and June 30, 2022

Expressed in U.S. Dollars

	September 30,	June 30,
	2022	2022
	$	$
ASSETS
Current
Cash and cash equivalents	9,350,427	6,176,866
Short-term investments	42,125	44,804
Accounts receivable	15,169	88,027
Inventories	1,778,523	2,490,854
Prepaids and other assets	356,665	797,225
Total current assets	11,542,909	9,597,776

Non-Current

Property, equipment and ROU assets, net	802,369	904,252
Intangible assets, net	2,067,922	2,108,915
Other assets	171,130	176,637
Total Assets	14,584,330	12,787,580

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current
Accounts payable and accrued liabilities	2,362,190	2,415,265
Current portion of lease obligations	404,163	404,276
Deferred revenue	15,700	-
Acquisition consideration payable	500,000	500,000
Total current liabilities	3,282,053	3,319,541
Non-current
Lease obligations	294,337	389,498
Total Liabilities	3,576,390	3,709,039

Shareholders’ Equity
Common shares, no par value, unlimited authorized shares: 908,766 (June 30, 2022 - 650,667) issued and outstanding	72,671,392	70,718,461
Additional paid-in capital	35,170,766	31,684,098
Accumulated deficit	(96,962,787)	(93,452,587)
Accumulated other comprehensive income	128,569	128,569
Total Shareholders’ Equity	11,007,940	9,078,541
Total Liabilities and Shareholders’ Equity	14,584,330	12,787,580

Table 2: Condensed Consolidated Interim Statements of Operations and Comprehensive Loss:

InMed Pharmaceuticals Inc.

CONDENSED CONSOLIDATED INTERIM STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS (unaudited)

For the three months ended September 30, 2022 and 2021

Expressed in U.S. Dollars

	Three Months Ended
	September 30
	2022	2021
	$	$
Sales	320,788	-
Cost of sales	235,034	-
Inventory write-down	576,772	-
Gross loss	(491,018)	-

Operating Expenses
Research and development and patents	1,378,653	1,491,252
General and administrative	1,560,477	1,372,867
Amortization and depreciation	49,048	28,532
Total operating expenses	2,988,178	2,892,651

Other Income (Expense)
Interest and other income	72,587	5,148
Foreign exchange loss	(96,791)	(84,112)

Loss before income taxes	(3,503,400)	(2,971,615)

Tax expense	(6,800)	-
Net loss for the period	(3,510,200)	(2,971,615)
Net loss per share for the period
Basic and diluted	(4.06)	(6.17)
Weighted average outstanding common shares
Basic and diluted	865,619	481,902

Table 3: Condensed Consolidated Interim Statements of Cash Flows:

InMed Pharmaceuticals Inc.

CONDENSED CONSOLIDATED INTERIM STATEMENTS OF CASH FLOWS (unaudited)

For the three months ended September 30, 2022 and 2021

Expressed in U.S. Dollars

	2022	2021
Cash provided by (used in):	$	$

Operating Activities
Net loss for the period	(3,510,200)	(2,971,615)
Items not requiring cash:
Amortization and depreciation	49,048	28,532
Share-based compensation	116,680	111,142
Amortization of right-of-use assets	99,460	25,906
Interest income received on short-term investments	(120)	(23)
Unrealized foreign exchange loss	2,796	1,262
Inventory write-down	576,772	-
Payments on lease obligations	(100,903)	(17,411)
Changes in non-cash working capital:
Inventories	135,559	-
Prepaids and other assets	440,560	634,410
Other non-current assets	5,507	6,030
Accounts receivable	72,858	(2,923)
Accounts payable and accrued liabilities	(159,260)	(469,227)
Deferred revenue	15,700	-
Total cash used in operating activities	(2,255,543)	(2,653,917)

Investing Activities
Short-term loan	-	(250,000)
Total cash used in investing activities	-	(250,000)

Financing Activities
Shares issued for cash	6,000,365	11,999,825
Share issuance costs	(571,261)	(1,115,129)
Total cash provided by financing activities	5,429,104	10,884,696
Increase (decrease) in cash during the period	3,173,561	7,980,779
Cash and cash equivalents beginning of the period	6,176,866	7,363,126
Cash and cash equivalents end of the period	9,350,427	15,343,905

About InMed: InMed Pharmaceuticals is a global leader in the pharmaceutical research, development and manufacturing of rare cannabinoids and cannabinoid analogs, including clinical and preclinical programs targeting the treatment of diseases with high unmet medical needs.  We also have significant know-how in developing proprietary manufacturing approaches to produce cannabinoids for various market sectors. For more information, visit www.inmedpharma.com and www.baymedica.com.

Investor Contact:

Colin Clancy

Vice President, Investor Relations

T: +1.604.416.0999

E: cclancy@inmedpharma.com

Cautionary Note Regarding Forward-Looking Information:

This news release contains “forward-looking information” and “forward-looking statements” (collectively, “forward-looking information”) within the meaning of applicable securities laws. Forward-looking information is based on management’s current expectations and beliefs and is subject to a number of risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. Forward-looking information in this news release includes statements about: continuing to strengthen the pharmaceutical pipeline in dermatology, ocular and neurodegenerative diseases; continuing to screen a library of proprietary analogs for additional therapeutic candidates; expecting many milestones in the clinical and preclinical programs; evaluating the safety of INM-755 (cannabinol) cream and its preliminary efficacy in treating symptoms; the completion of Phase 2 clinical trial in epidermolysis bullosa during calendar year 2022; advancing the glaucoma program towards human trials; CBN being the cannabinoid of choice for neuroprotection and lowering intraocular pressure in glaucoma and potentially other ocular diseases; advancing discovery work to identify an appropriate compound for a preclinical development program for treating neurodegenerative disorders such as Alzheimer’s disease, Parkinson’s disease and Huntington’s disease; the generation of proprietary cannabinoid analogs to support the Company’s pharmaceutical drug development programs; BayMedica exploring potential opportunities for structured supply agreements, commercial collaborations and review other strategic alternatives for the commercial aspect of its business; the Company’s current cash reserves are estimated to last into the second half of fiscal 2023, and possibly into the first quarter of fiscal 2024.

With respect to the forward-looking information contained in this news release, InMed has made numerous assumptions. While InMed considers these assumptions to be reasonable, these assumptions are inherently subject to significant business, economic, competitive, market and social uncertainties and contingencies.

Additionally, there are known and unknown risk factors which could cause InMed’s actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking information contained herein. A complete discussion of the risks and uncertainties facing InMed’s stand-alone business is disclosed in InMed’s Annual Report on Form 10-K and other filings with the Securities and Exchange Commission on www.sec.gov.

All forward-looking information herein is qualified in its entirety by this cautionary statement, and InMed disclaims any obligation to revise or update any such forward-looking information or to publicly announce the result of any revisions to any of the forward-looking information contained herein to reflect future results, events or developments, except as required by law.